Exhibit 99.1

Alliance Data’s Bread, Sezzle Announce Strategic Partnership

●	Leading fintechs collaborate to provide Sezzle merchants with a comprehensive suite of payment products
●	Bread continues to grow reach of installment loan offering with Sezzle’s more than 40,000 merchants

COLUMBUS, Ohio and MINNEAPOLIS, MN – October 25, 2021 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing, loyalty and payment solutions and Sezzle Inc. (ASX: SZL), a top-rated, purpose-driven buy now, pay later (BNPL) solution, today announced that Alliance Data’s Bread business will offer its pay-over-time installment loan product through Sezzle’s merchant network. Through the integrated partnership, Sezzle will leverage Bread’s deep underwriting and installment loan product to reach more customers buying big-ticket items, while offering a comprehensive product suite to its merchant partners.

Acquired by Alliance Data in December 2020, Bread is a leading payments technology company that enables seamless checkout experiences. Its white-label digital payments platform will operate alongside Sezzle’s to give Sezzle and its more than 40,000 merchants and future partners more options at checkout.

“Sezzle is B Corp certified and is on a mission to financially empower shoppers by creating best-in-class and transparent experiences,” said Charlie Youakim, chief executive officer, Sezzle. “This also includes a focus on credit building and financial education, as well as sustainability, social good and ethical partnerships that are increasingly important to next-gen consumers. By providing Bread’s installment solution to customers, we can build on our buy now, pay later success, and expand our product suite to include additional installment lending options that give aspirational and big-ticket shoppers more ways to pay.”

With convenient terms (3-48 months) and interest rates starting as low as 0% for certain loans and qualifying customers, Bread’s installment loans will complement Sezzle’s existing buy now, pay later product, while simultaneously accelerating growth opportunities for both businesses. Through the partnership, Bread will originate the loans through its affiliate Comenity Capital Bank.

“We approach our products and experiences with a consumer lens, and this alliance speaks not only to the strength of Bread’s installment product, but also to its modern technology and straightforward, user-friendly experiences,” said Val Greer, EVP and chief commercial officer, Alliance Data. “This agreement allows for Bread and Sezzle to expand their reach and unlock mutual growth, while also giving more merchants the tools for success by appealing to a variety of customers and basket sizes.”

Sezzle, which includes merchants like Target and Bass Pro Shops on its client roster, expects to have Bread available to its merchants in early 2022. For more information, visit sezzle.com or breadpayments.com.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. Headquartered in Columbus, Ohio, Alliance Data is an S&P MidCap 400 company that consists of businesses that together employ approximately 8,000 associates at more than 45 locations worldwide.

Alliance Data's Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread®, and Comenity-branded financial services. LoyaltyOne owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

About Sezzle Inc.
Sezzle is a rapidly growing fintech company on a mission to financially empower the next generation. Sezzle's payment platform increases the purchasing power for millions of Active Consumers by offering interest-free installment plans at online stores and in-store locations.

This increase in purchasing power for consumers leads to increased sales and basket sizes for the more than 40,000 Active Merchants that offer Sezzle.

For additional assets and news on Sezzle please visit https://my.sezzle.com/news/
Follow Sezzle on social media: LinkedIn | Instagram | Facebook| Twitter

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives including the proposed spinoff of our LoyaltyOne segment, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Contact:
Alliance Data
Rachel Stultz - Media
614-729-4890
rachel.stultz@alliancedata.com

Brian Vereb – Investor Relations
614-528-4516
investorrelations@alliancedata.com

Sezzle
erin.foran@sezzle.com - Media
lee.brading@sezzle.com – Investor Relations